Exhibit 99.1

Kewaunee Scientific Reports

Results for Second Quarter of Fiscal Year 2022

Exchange:	NASDAQ (KEQU)	Contact:	Donald T. Gardner III
704/871-3274

STATESVILLE, N.C. December 16, 2021 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its second quarter ended October 31, 2021.

Fiscal Year 2022 Second Quarter Results:

Sales during the second quarter of fiscal year 2022 were $39,031,000, relatively flat compared to sales of $39,000,000 from the prior year second quarter. Pre-tax loss for the quarter was $2,887,000 compared to a pre-tax loss of $362,000 for the prior year period. The Company experienced significantly higher raw material costs in the second quarter, which increased approximately $2,112,000, net of surcharges, when compared to the prior year period. These material cost increases, which could not be passed along to customers due to the fixed nature of the Company’s contracts, as well as supply chain and labor constraints resulting from COVID-19, resulted in a net loss of $3,100,000 compared to a net loss of $180,000 for the prior year period. EBITDA1 for the quarter was ($2,116,000) compared to $353,000 for the prior year period. Diluted loss per share was ($1.11), as compared to diluted loss per share of ($0.07) in the prior year second quarter.

The Company’s order backlog was $139.7 million on October 31, 2021, increasing from $96.0 million at October 31, 2020, and $114.5 million at April 30, 2021. This is the highest order backlog in the Company’s history. This includes a significant award received by our team in India during the quarter from Laurus Synthesis (http://laurussynthesis.com), a subsidiary of Laurus Labs. A separate press release will be issued today by the Company that will provide greater detail about this project.

Domestic Segment - Domestic sales for the quarter were $29,934,000, an increase of 4.0% from sales of $28,772,000 in the prior year period. Domestic segment net loss was $2,095,000 compared to net earnings of $168,000 in the prior year period. Domestic segment EBITDA was ($1,480,000) compared to $1,189,000 for the prior year period. The year over year sales increase was driven by $1,213,000 of surcharges, which only partially offset $3,325,000 of gross raw material cost increases experienced during the quarter. Raw material cost increases accelerated in the quarter across virtually all categories with the most significant year-over-year increases in epoxy resin (increase of 236%) and cold rolled carbon steel (increase of 101%).

[1]	EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927 PHONE 704-873-7202 ● FAX 704-873-1275

International Segment - International sales for the quarter were $9,097,000, a decrease of 11.1% from sales of $10,228,000 in the prior year period. Performance across our International markets remained similar to that of recent quarters with the India market remaining strong and the ASEAN and Middle East markets continuing to remain soft as a result of COVID-19. International segment net income was $365,000 compared to $465,000 in the prior year period. International segment EBITDA was $594,000 compared to $775,000 for the prior year period.

Corporate Segment – Corporate segment net loss was $1,370,000 for the quarter, as compared to $813,000 in the prior year period. Corporate segment EBITDA for the quarter was ($1,230,000), a favorable increase of 23.6% from corporate segment EBITDA of ($1,611,000) for the prior year period. The primary driver of the improved EBITDA was the favorable impact from pension accounting as a result of the recovery of the plan assets at fiscal year-end 2021 when compared to fiscal year-end 2020.

Total cash on hand on October 31, 2021 was $5,532,000, as compared to $5,731,000 at April 30, 2021. Working capital was $23,049,000, as compared to $28,530,000 at the end of the second quarter last year and $26,276,000 at April 30, 2021. Short-term debt was $13,695,000 on October 31, 2021, as compared to $6,828,000 at April 30, 2021, and long-term debt was $102,000 on October 31, 2021 as compared to $112,000 at April 30, 2021. The Company’s debt-to-equity ratio on October 31, 2021 was .59-to-1, as compared to .39-to-1 at April 30, 2021.

“The market for the Company’s products remains strong, and I could not be more proud of Kewaunee’s Associates for persevering through a number of headwinds that have affected the business during our most recent quarter,” said Thomas D. Hull III, Kewaunee’s President and Chief Executive Officer. “We were successful in continuing to grow our backlog, reporting a record high for the second consecutive quarter. In response to this favorable market demand, we have been focused on restoring and expanding manufacturing capacity we had to reduce last year because of COVID-19. Though it’s been challenging due to the tight labor market, we made progress during the quarter in adding new Associates who will contribute to sustained manufacturing volume increases during the second half of our fiscal year.”

“Much of the product manufactured during the quarter was priced during the peak of weak demand due to COVID-19, which was also before raw material inflation began because of the global supply chain crisis. These orders had fixed contracts that prevented the Company from passing along and recovering the unprecedented increases in raw material costs that have occurred. Looking forward, surcharges have been implemented on all new orders which will result in our revenue being better aligned with our costs in the second half of the current fiscal year.”

“We believe the worst of the impact of the timing lag between increased raw material costs and the associated surcharge implementation is behind us. Based on this, we expect improved financial performance in the second half of this fiscal year and into our fiscal 2023. While November’s previously disclosed cyber-attack resulted in a temporary shut-down of our operations, we rebounded quickly and continue to ramp production levels in response to strong demand.”

EBITDA and Segment EBITDA Reconciliation

Quarter Ended October 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$168	$465	$(813)	$(180)
Add/(Less):
Interest Expense	—	1	127	128
Interest Income	—	(56)	(1)	(57)
Income Taxes	427	306	(930)	(197)
Depreciation and Amortization	594	59	6	659

EBITDA	$1,189	$775	$(1,611)	$353

Quarter Ended October 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(2,095)	$365	$(1,370)	$(3,100)
Add/(Less):
Interest Expense	—	8	124	132
Interest Income	—	(45)	(1)	(46)
Income Taxes	—	195	—	195
Depreciation and Amortization	615	71	17	703

EBITDA	$(1,480)	$594	$(1,230)	$(2,116)

Year to Date October 31, 2020	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$1,161	$589	$(2,528)	$(778)
Add/(Less):
Interest Expense	—	1	204	205
Interest Income	—	(105)	(2)	(107)
Income Taxes	427	327	(930)	(176)
Depreciation and Amortization	1,206	128	12	1,346

EBITDA	$2,794	$940	$(3,244)	$490

Year to Date October 31, 2021	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(2,304)	$740	$(2,881)	$(4,445)
Add/(Less):
Interest Expense	—	9	229	238
Interest Income	—	(91)	(2)	(93)
Income Taxes	—	446	—	446
Depreciation and Amortization	1,223	137	36	1,396

EBITDA	$(1,081)	$1,241	$(2,618)	$(2,458)

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions and the ongoing impact of the COVID-19 pandemic, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; and the ultimate impact on the Company of the cyber attack suffered on November 5, 2021. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2021, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation

Condensed Consolidated Statements of Operations (Unaudited)

($ and shares in thousands, except per share amounts)

	Three months ended October 31,		Six months ended October 31,
	2021	2020	2021	2020
Net sales	$39,031	$39,000	$78,524	$75,423
Cost of products sold	35,434	32,605	69,253	63,147

Gross profit	3,597	6,395	9,271	12,276
Operating expenses	6,487	6,406	13,252	12,563

Operating earnings (loss)	(2,890)	(11)	(3,981)	(287)
Pension expense	89	(289)	178	(577)
Other income	46	66	98	120
Interest expense	(132)	(128)	(238)	(205)

Earnings (loss) before income taxes	(2,887)	(362)	(3,943)	(949)
Income tax expense (benefit)	195	(197)	446	(176)

Net loss	(3,082)	(165)	(4,389)	(773)
Less: net earnings attributable to the noncontrolling interest	18	15	56	5

Net loss attributable to Kewaunee Scientific Corporation	$(3,100)	$(180)	$(4,445)	$(778)

Net loss per share attributable to Kewaunee Scientific Corporation stockholders
Basic	($1.11)	($0.07)	($1.60)	($0.28)
Diluted	($1.11)	($0.07)	($1.60)	($0.28)
Weighted average number of common shares outstanding
Basic	2,789	2,759	2,783	2,757
Diluted	2,789	2,759	2,783	2,757

Kewaunee Scientific Corporation

Condensed Consolidated Balance Sheets

($ in thousands)

	Oct 31, 2021	April 30, 2021
Assets	(Unaudited)
Cash and cash equivalents	$4,715	$5,206
Restricted cash	817	525
Receivables, less allowances	37,069	32,882
Inventories	18,120	16,517
Income tax receivable	774	955
Prepaid expenses and other current assets	5,325	4,372

Total Current Assets	66,820	60,457
Net property, plant and equipment	15,515	15,982
Right of use assets	8,454	9,279
Other assets	3,504	3,666

Total Assets	$94,293	$89,384

Liabilities and Stockholders’ Equity
Short-term borrowings	$13,695	$6,828
Current portion of lease obligations	1,378	1,369
Accounts payable	20,228	16,780
Other current liabilities	8,470	9,204

Total Current Liabilities	43,771	34,181
Long-term portion of lease obligations	7,111	7,951
Other non-current liabilities	6,108	5,765

Total Liabilities	56,990	47,897
Kewaunee Scientific Corporation equity	37,005	41,241
Noncontrolling interest	298	246

Total Stockholders’ Equity	37,303	41,487

Total Liabilities and Stockholders’ Equity	$94,293	$89,384